Exhibit 4.5.32

PLEDGE AGREEMENT OVER SHARES

between

EQUIPOLE S.A. (FRANCE)

as Pledgor

BNP PARIBAS

as Security Agent and Lender

and

OTHERS

as Lenders

NÖRR STIEFENHOFER LUTZ

RECHTSANWÄLTE STEUERBERATER WIRTSCHAFTSPRÜFER PARTNERSCHAFT

BERLIN    DRESDEN    DÜSSELDORF    FRANKFURT/MAIN    MUNICH

BRATISLAVA    BUCHAREST    BUDAPEST    MOSCOW    PRAGUE    WARSAW

NEW YORK RERESENTATION OFFICE

Friedrichstrasse 2-6  •  D-60323 Frankfurt/Main  •  Tel.: +49 (0) 69 9714 77-0  •  Fax: +49 (0) 69 9714 77-100

i

Deed No. A.Prot. 2005/484

Executed in Basel/Switzerland

on this 21st (twenty-first) day of December 2005 (two thousand and five)

before the undersigned notary

Dr. Alexander Gutmans

with official seat in

Basel/Switzerland

appeared today

(1)              Mr. Andreas Fröhlicher, lawyer, born on September 23, 1976, Swiss citizen, domiciled at CH 057 Basel, Efringerstrasse 101, known by person,

according to his declarations not acting in his own name but under power of attorney – excluding all personal liability – dated December 16, 2005 and substituted power of attorney dated December 20, 2005 and an extrait kbis dated December 14, 2005, copies of which are attached to this deed and hereby certified, for:

EQUIPOLE S.A. (FRANCE), a company incorporated under the laws of France, with its registered address at 1, Rue Eugene Henaff, F-78190 Trappes (the Company).

acting in its capacity as shareholder of:

HERTZ AUTOVERMIETUNG GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under registration number HRB 52255, with its principal office at Ginnheimer Straße 4, D-65760 Eschborn;

(2)              Mr. Dominik Reust, lic.iur., lawyer, born May 25, 2975, Swiss citizen, domiciled at CH 4052 Basel, Sissacherstrasse 27, known by person;

according to their declarations not acting in their own name but under power of attorney – excluding all personal liability – dated December 20, 2005 and substitute power of attorney dated December 20, 2005, copies of which are attached to this deed and hereby certified, for:

BNP PARIBAS, a “société anonyme” organised under the laws of France with its registered office at 16, boulevard des Italiens, F-75009 Paris, registered with the Paris “Registre de Commerce et des Sociétés” under the number 662 042 449 RCS Paris.

All persons appeared identified themselves by personal identity card to the certainty of the notary.

The acting Notary Public has drawn the attention of the persons appearing to the fact, that – unless there is a notarial certificate of authenticity and a notarial or equivalent confirmation of representation power – he could examine neither the authenticity of the signatures nor the due existence of the parties represented nor the representative capacity of the persons who purported to have signed the powers of attorney.  Nevertheless the persons appearing insisted on the immediate notarization and released each party from submitting subsequently certified powers of attorney or other documents evidencing or supporting the representative capacity.

The acting Notary advised the persons appearing that a notary who or whose partners in the law firm have formerly acted as legal advisors to one of the parties involved in the matter to be notarized would not be entitled to take office as a notary in the matter at hand pursuant to § 233 Sect. 1(4) of the Introductory Act of the Canton Basel-City relating to the Swiss Civil Code which provision corresponds with the so-called “Vorbefassungsverbot” under the German Act of Notarization (§ 3 Sec. 1(7)).  The acting Notary states that he himself and his firm have not been involved in the matter at hand in the meaning of said provisions.  By approving the present Agreement, the Parties hereto confirm such statement of the acting Notary.

The persons appearing requested this Deed to be recorded in the English language.  The acting Notary Public who is in sufficient command of the English language ascertained that the persons appearing are also in command of the English language.  After having been instructed by the acting Notary, the persons appearing waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Deed.

The persons appeared declared with the request for notarisation:

THIS SHARE PLEDGE AGREEMENT (the Agreement) is dated 21 December 2005 and is made

BETWEEN:

(1)              EQUIPOLE S.A. (FRANCE), a company incorporated under the laws of France, with its office at 1, Rue Eugene Henaff, F-78190 Trappes in its capacity as pledgor (the Pledgor);

(2)              BNP PARIBAS, a “société anonyme” organised under the laws of France with its registered office at 16, boulevard des Italiens, F-75009 Paris, registered with the Paris “Registre de Commerce et des Sociétés” under the number 662 042 449 RCS Paris as security agent and lender (the Security Agent or the Facility Agent);

(3)              THE ROYAL BANK OF SCOTLAND plc, incorporated under the laws of Scotland, with its registered address at 36 St Andrew Square, Edinburgh EH2 2YB as lender;

(4)              CALYON, a “société anonyme” with its registered office at 9, quai du Président Paul Doumer, F-92920 Paris Le Défense Cedex as lender;

(5)              BNP PARIBAS (CANADA), a bank duly constituted under the relevant Canadian bank act, having its head office at 1981, McGill College Avenue, Montreal (Quebec) H3A 2W8; and

(6)              INDOSUEZ FINANCE (U.K) LIMITED, a limited liability company, having its registered office at Broadwalk House, 5 Appold Street, London EC2A 2DA, UK (together with the parties under (2) to (5), a L/C issuer under the Facility Agreement and a secured hedge counterparty under the Facility Agreement the Original Finance Parties and each an Original Finance Party and together with and any person acceding to the Facility Agreement (as defined below) as finance party the Finance Parties and each a Finance Party).

The parties listed under (2) to (6) are together referred to as Original Pledgees and each an Original Pledgee and together with any Future Pledgee (as defined below) the Pledgees and each a Pledgee. The Pledgor and the Pledgees are collectively referred to as the Parties and each a Party.

Regarding shares in:

HERTZ AUTOVERMIETUNG GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under registration number HRB 52255, with its principal office at Ginnheimer Straße 4, D-65760 Eschborn (the Company).

RECITALS:

(A)             By a senior bridge facilities agreement dated on or about 21 December 2005 (the Facility Agreement) the Original Finance Parties have agreed to make available to certain subsidiaries of Hertz International, Ltd (together with any person acceding to the Facility Agreement as borrower the Borrowers and each a Borrower) a facility to be used for the purpose of, inter alia, the refinancing of the purchase price of certain vehicles and certain payments in connection with the purchase by CCMG Holdings, Inc. of the shares in The Target from Ford Holdings LLC.

(B)              Pursuant to the terms of the Facility Agreement the Company in its capacity as guarantor and certain subsidiaries of Hertz International, Ltd (together with any person acceding to the Facility Agreement as guarantor the Guarantor and each a Guarantor) have guaranteed in favour of the Finance Parties the performance by certain Obligors under and in connection with the Facility Agreement (the Guarantee).

(C)              BNP Paribas has been appointed as security agent to hold and administer all security granted in connection with the Facility Agreement.

(D)             The Pledgor has entered into this Agreement in order to secure the Company’s liabilities in respect of the Secured Obligations (as defined below).

(E)              References in this Agreement to the Finance Documents (as defined below) will be deemed to include references to those agreements as they may be amended, modified, varied, novated or restated from time to time (including, without limitation, by way of increase of the facilities made available thereunder). Similarly, references in this Agreement to Secured Obligations (as defined below) will be deemed to include any and all obligations which the Company may have under the Facility Agreement as the same may be so amended, modified, varied, novated or restated from time to time.

THE PARTIES AGREE as follows:

1.                DEFINITIONS

Finance Documents means the Facility Agreement, the Intercreditor Deed, any accession deed, security document, ancillary document and guarantee entered into in connection with the Facility Agreement and any other document designated as such by BNP Paribas and Hertz International, Ltd.

Intercreditor Deed means an intercreditor agreement dated on or about 21 December 2005 between, inter alia, Hertz International Ltd., the Pledgor and the Original Finance Parties.

Obligors means Hertz International, Ltd, Hertz Europe Limited, the Borrowers, the Guarantors, Hertz Note Issuer Pty Limited (ACN 117 373 574), Hertz Investment Holdings Pty Limited, Hertz Australian Pty Limited and any designated obligor which has been accepted as such pursuant the terms of the Facility Agreement which is a borrower of an intercompany loan agreement with a Borrower which provides lending by such Borrower of proceeds of an advance under the Facility Agreement.

Parallel Debt means a separate abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) attached to this notarial deed for the purpose of information in copy issued by the Company in favour of the Security Agent.

2.                PLEDGED SHARES

2.1              The Pledgor is the sole shareholder of the Company.

2.2              The Pledgor holds one share (Geschäftsanteil) in the amount of Euro 25,000 (in words: Euro twenty five thousand) in the Company (the Existing Share). The total registered share capital of the Company amounts to Euro 25,000.

3.                PLEDGE

3.1              The Pledgor pledges to each of the Pledgees for their rateable and equally ranking interest the Existing Share and all additional shares in the capital of the Company in whatever nominal value which the Pledgor may acquire in the future in the event of a share transfer, an increase of the capital of the Company or otherwise (the Future Shares, the Existing Shares and the Future Shares being collectively referred to as the Shares) (the Pledge).

3.2              The validity and effect of the Pledge shall be independent from the validity and the effect of any other pledges and each Pledgee will hold an individual Pledge and all such Pledges shall rank pari passu.

4.                ACCEPTANCE OF THE PLEDGE

4.1              Each Original Pledgee accepts the Pledge for itself and the Security Agent, as agent without power of attorney (Vertreter ohne Vertretungsmacht), accepts the Pledge for each party acceding to the Finance Documents as finance party in accordance with the terms thereof (the Future Pledgee). Each Future Pledgee ratifies such acceptance for itself by accepting such transfer or assignment, thereby becoming a Pledgee, it being understood that any future or conditional claim (zukünftiger oder bedingter Anspruch) of such Future Pledgee arising under the Finance Documents shall be secured by the Pledge constituted hereunder. All Parties hereby confirm that the validity of the Pledge granted hereunder shall not be affected by the Security Agent acting as agent without power of attorney for each Future Pledgee.

4.2              In accordance with section 418 sub-section 1 sentence 3 of the German Civil Code (Bürgerliches Gesetzbuch – BGB) the Pledgor hereby expressly agrees that the Pledge will continue to be a security in the event of a full or partial assignment of contracts and/or an assumption of liabilities or obligations.

5.                SECURED OBLIGATIONS

5.1              The Pledge hereunder is constituted in order to secure the prompt and complete satisfaction of any and all obligations (present and future, actual and contingent) which are (or are expressed to be) or become owing by the Company to the Finance Parties or any of them as borrower under the Finance Documents, in particular, the Facility Agreement and the Parallel Debt including, but without limitation to, obligations arising in connection with any advances made under any of the Finance Documents during any extension period by any transferor thereunder. For the avoidance of doubt these shall include any claims arising out of unjust enrichment (ungerechtfertigte Bereicherung) (together referred to as the Secured Obligations).

5.2              Section 1210 sub-section 1 sentence 2 BGB shall not apply.

6.                SCOPE OF THE PLEDGE

6.1              The Pledge constituted under this Agreement also includes the present and future rights to receive dividends payable in relation to the Shares.

6.2              Notwithstanding that the dividends are pledged hereunder, the Pledgor shall be entitled to receive and retain all dividend payments whether in cash, by the issue of any loan note or debt instrument or in specie in respect of the Shares until such time as the Pledgees are entitled to enforce the Pledge constituted hereunder.

7.                MEMBERSHIP RIGHTS

7.1              The membership rights, including but not limited to the voting rights, relating to the Shares remain with the Pledgor. Until the full satisfaction of all Secured Obligations, the Pledgor shall exercise its membership rights, including but not limited to its voting rights, in good faith to ensure that the validity and enforceability of the Pledge or the existence or value of all or part of the Shares are not in any way adversely affected.

7.2              The Pledgor will notify without undue delay the Security Agent in writing of all matters concerning the Company of which the Pledgor is aware which might adversely affect the security interest of the Pledgees.

8.                UNDERTAKINGS

8.1              The Pledgor undertakes to each Pledgee:

(a)              except as permitted under the Finance Documents, not to sell, transfer, lease or otherwise dispose of any of the Shares either in a single transaction or in series of transactions without the prior written consent of the Security Agent;

(b)              to notify the Security Agent promptly of any envisaged change in the shareholding in or capital of the Company;

(c)              to effect promptly any payments to be made in respect of the Shares;

(d)              except as permitted under the Finance Documents, to refrain from any acts or omissions which may result in the Pledgor’s loss of ownership of the Shares or may adversely affect the value or existence of the Shares or would defeat, impair or circumvent in any way the rights created or granted hereunder;

(e)              not to accept any repayment of share capital of the Company;

(f)               execute without undue delay all documents and do all actions as the Security Agent may require to perfect and protect the security created by the Pledge or to facilitate the enforcement or realisation of the security created by such Pledge;

(g)              except as permitted under the Finance Documents, not to do or cause or permit to be done anything which will, or could be reasonably expected to, materially adversely affect the security or the rights of the Pledgees under this Agreement or which in any way materially depreciates, jeopardises or otherwise prejudices the security created under this Agreement; and

(h)              to ensure that all rights granted to the Pledgees are prior in ranking to any rights of third parties.

8.2              Except as provided for in the Facility Agreement, (i) a consent required from the Pledgees acting through the Security Agent under this Clause 8 (Undertakings) may in any event be withheld if the Pledgor cannot prove that the contemplated action for which such consent is required would maintain the full legal and economic quality and effectiveness of the security granted to the Pledgees under this Agreement and (ii) in particular the Security Agent may at all times for itself and the Pledgees request to hold a Pledge over the entire Shares (and in the case of a merger a security interest over the shares in the surviving company which are economically equivalent to the Shares pledged under this Agreement) in accordance with all terms of this Agreement.

9.                REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants to each Pledgee (within the meaning of selbständiges Garantieversprechen) that:

(a)              the Pledgor is the sole owner of the Shares free from any liens, encumbrances or any other rights of third parties (of any form) over the Shares other than the Pledge created hereunder;

(b)              there are nor will there be any silent partnership agreements or similar arrangements by which a person is entitled to a participation in the profits or revenue of the Company;

(c)              except as permitted in the Finance Documents, it is not subject to any restrictions preventing it from transferring or pledging the Shares;

(d)              at all times the Shares are and will be fully paid in, have not been repaid and are non-assessable (nicht nachschusspflichtig);

(e)              the Shares are freely transferable.

10.             REALISATION

10.1            The Pledgees may, upon a payment default in respect of the principal of the Secured Obligations as to which a notice of acceleration has been given and when the prerequisites with regard to an enforcement of the Pledge (Pfandreife) under sections 1273, 1204 et seq. BGB are met, in particular, if any of the Secured Obligations has become due and payable (fällig) and has not been paid (the Enforcement Event), avail themselves of all rights and remedies a pledgee has upon default under the laws of the Federal Republic of Germany, in particular as set forth in sections 1204 et seq. and sections 1277 et seq. BGB, including, without limitation, the right to cause the Shares to be sold at public auction. Notwithstanding section 1277 sentence 1 BGB the Pledgor hereby expressly agrees that no prior obtaining of an enforceable instrument (vollstreckbarer Titel) will be required and that five (5) business days’ prior notice of the place and time of any such public sale to the Pledgor shall be sufficient. Section 1234 sub-section 2 BGB shall not apply. Realisation of the Pledge without prior written notice to the Pledgor and waiting period shall be permissible if the Pledgor has generally ceased payment or if insolvency proceedings in respect of the Pledgor have been opened by the courts. The Pledgees shall at all times until the full and complete satisfaction of all the Secured Obligations take into consideration the legitimate interest of the Pledgor in exercising its rights and carrying out their duties under this Agreement.

10.2            If the Security Agent seeks to enforce any of the Pledge pursuant to, and in accordance with Clause 10.1 above, the Pledgor shall render at its own expense without undue delay all necessary assistance in order to facilitate the prompt realisation of the Pledge, in particular the sale or collection, as the case may be, of the Shares or any part thereof and/or the exercise of any other right a pledgee may have in accordance with the terms of this Agreement and the statutory provisions.

10.3            The public auction may take place at any place in the Federal Republic of Germany.

10.4            Following the occurrence of an Enforcement Event, all subsequent dividend payments, if any, which will be made to the Pledgor and, as the case may be, all payments based on similar ancillary rights attributed to the Shares may be applied by the Security Agent in satisfaction in whole or in part of the Secured Obligations or treated as additional collateral.

10.5            Even after the occurrence of an Enforcement Event, the Pledgees shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares.

10.6            Any right to realisation proceeds which the Pledgor may have or will have shall be suspended and no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise unless and until the Secured Obligations have been satisfied and discharged in full. Until then, the Pledgees shall be entitled to hold, retain and apply such payments towards the Secured Obligations. In no event shall the Pledgees be obliged to release payments so received prior to the full and final satisfaction of the Secured Obligations pending and the Pledgees shall be entitled to treat all payments as additional collateral.

10.7            The proceeds from the realisation of the Pledge shall be applied in such order as determined by the Pledgees in accordance with the terms of the Facility Agreement. Sections 770, 1211 and 1224 BGB shall not apply.

10.8            The Pledgees may, at their sole discretion, determine which of several security shall be used to satisfy the Secured Obligations.

11.             RELEASE

11.1            Upon (a) the Secured Obligations being discharged in full and none of the secured parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or the Company or (b) the Company ceasing to be a Borrower under the Facility Agreement, the Security Agent shall, at the request and cost of the Pledgor release and cancel the security of the Pledgor under this Agreement.

11.2            In connection with any disposal of the pledged Shares permitted under the Finance Documents which does not violate any contractual obligations of the Pledgor or Hertz International, Ltd, the Security Agent shall, at the request and cost of the Pledgor release and cancel the security granted by the Pledgor under this Agreement.

11.3            The Parties are aware that pledge agreements qualify as accessory security (akzessorische Sicherheiten), which cease to exist by operation of German law upon complete satisfaction of the Secured Obligations. The Pledgees will pass on to the Pledgor any remaining surplus (if any).

11.4            At any time when the total value of the aggregate security granted by the Pledgor and any of the other Obligors to secure the Secured Obligations (the Total Security) which can be expected to be realised in the event of an enforcement of the Total Security (realisierbarer Wert) exceeds 110 per cent. of the Secured Obligations (the Limit) not only temporarily, the

Pledgees shall on demand of the Pledgor release such part of the Total Security (Sicherheitenfreigabe) as the Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Total Security to the Limit.

12.             NOTIFICATIONS

Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or sent by mail, courier or by facsimile transmission:

(a)              In the case of the Pledgees, to:

BNP Paribas - Titrisation

Address:	3, Rue d’Antin
F-75002 Paris
Fax number:	+33(1) 42 98 6919
Attention:	Ms. Violaine Delaunay

(b)              in the case of the Pledgor, to:

Address:	1, Rue Eugène Hénaff – Z.A. du Buisson de la Couldre
F-78190 Trappes
Fax number:	+33(0) 1 39 38 35 01
Attention:	Ms. Brigitte Rischard
Mr. Bernard Duigou,

or to the address notified at the point of closing or any other address later notified in writing to the other Party at least 15 days in advance. Any changes in the authority to represent the Pledgor shall be notified to the Pledgees without undue delay.

13.             LANGUAGE

Save for the notice pursuant to section 16 of the German Limited Liability Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) any notice given under or in connection with this Agreement must be in English unless otherwise stated herein.

14.             MISCELLANEOUS

14.1           Liability and Indemnity

Each Pledgee shall not be liable for any loss or damage suffered by the Pledgor save in respect of such loss or damage which is suffered as a result of its wilful misconduct or negligence. The Pledgor will indemnify each Pledgee and keep the relevant Pledgee indemnified against any and all damages, losses, actions, claims, expenses, demands and liabilities which may be incurred by or made against such Pledgee for anything done or omitted in the exercise or purported exercise of the powers contained herein and occasioned by any breach by the Pledgor of any of its obligations or undertakings herein contained other than to the extent that such damages, losses, actions, claims, expenses, demands and liabilities are incurred or made against such Pledgee as a result of its negligence or wilful misconduct.

14.2           Costs and Fees

The Pledgor will pay all costs, expenses and fees (including legal costs) in each case plus VAT (unless and to the extent such VAT is recoverable as input VAT) accruing thereon, incurred in connection with the preparation, execution, administration and realisation of this Agreement, in particular in connection with the realisation of the Pledge and the public auction of the Pledge, including all court fees and lawyers’ fees.

14.3           Waivers

No failure to exercise, nor any delay in exercising, on the part of a Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

14.4           Amendments

Unless notarial form is required, any changes, amendments and waivers of any provision of this Agreement, including this Clause 14.4, require written form in order to become valid. No oral supplements to this Agreement have been made.

14.5           Partial Invalidity

If any of the provisions of this Agreement shall be or become invalid, unenforceable or impractical in whole or in part, the validity of the other provisions hereof shall not be affected. In that case the invalid, unenforceable or impractical provision is deemed to be replaced by such valid, enforceable or practical provision or arrangement, which corresponds as closely as possible to the invalid, unenforceable or impractical provision and to the parties’ economic aims pursued by and reflected in this Agreement. The same applies in the event that this Agreement does not contain a provision which it needs to contain in order to achieve the economic purpose as expressed herein (Regelungslücke).

14.6           Choice of Law

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

14.7           Place of Jurisdiction

Any legal action or proceedings arising out of or in connection with this Agreement shall be brought in the district court (Landgericht) in Frankfurt/Main. The foregoing shall, however, not limit the right of the Pledgees to bring any legal action against the Pledgor in any other court of competent jurisdiction.

15.             THE NOTARY

Notifications

The notary advised the parties hereto

• that a pledge is a security instrument of strictly accessory nature which means (i) that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims (including any secured future or contingent claims) do in fact exist and (ii) that the pledge will survive only if, to the extent that and as long as, the creditor of the secured claims is identical with the pledgee and the nexus (Verknüpfung) between the secured claims and the pledge is not dissolved;

• that there is no bona fide creation, acquisition nor ranking of a pledge of shares (which means that the pledgee is not protected if the shares purported to be pledged do not exist, have been previously transferred to a third party, or have been previously encumbered for the benefit of a third party), and that the notary has not examined whether the pledgor is the owner of the pledged shares and whether the pledged shares have been transferred or encumbered previously;

• that first priority pledge interests will not be created unless each person appearing is duly authorized to represent the respective parties hereto for purposes of executing the agreement or the respective parties have subsequently ratified the declarations of the respective person appearing;

• that the parties to this agreement will be liable as joint and several debtors for all notarial fees and taxes if any, by operation of law, irrespective of whatever internal agreement has been made in that respect;

• that there is no court ruling of the German Federal High Court of Justice (Bundesgerichtshof) in relation to the validity of a pledge for the benefit of future pledgees created by way of the agent bank acting as agent without power of attorney for all future pledgees who will become members of the group of lenders after the notarization in accordance with the terms of the underlying credit agreements.

IN WITNESS THEREOF this Notarial Deed – the Annex is attached for identification purposes only and the content of which does not form part of the declarations of the parties in notarial form – has been read aloud to the persons appearing and this Notarial Deed was confirmed and approved by the persons appearing.  The persons appearing then signed this Deed.  All this was done at the day herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.

Basel, this 21st (twenty-first) day of December 2005 (two thousand and five)

/s/ Authorized Signatory

/s/ Authorized Signatory

/s/ Dr. Alexander Gutmans
Dr. Alexander Gutmans, Notary Public